Amerasis Khan Enterprises Ltd.
353 West 7th Avenue
Vancouver, BC
Canada V5Y 1M2

June 29, 2005

Dear Sir/Madam,

Please accept this letter as my proposal and my decision to Amerasia Khan Enterprises Ltd. to suspend a Management Agreement signed May 01, 2004 and the 12 months Extension Agreement dated May 01, 2005 between Amerasia Khan Enterprises Ltd. (the Company) and myself.

This proposal is beneficial to the Company as it can use the much needed extra capital for it’s start up operation. The suspension is valid until such time mutually agrees upon and the Company is profitable enough to do so again.

Please put a signatory on a copy of this letter for your approval.

Yours truly,

/s/ Johnny C.N. Lee

Johnny C.N. Lee

Approved by

/s/ Johnny C.N. Lee

Amerasia Khan Enterprises Ltd.